UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2015

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on March 6, 2015.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  failing to differentiate our products and continuously create innovative, proprietary research tools;

•                  failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                  a prolonged outage of our database and network facilities;

•                  any failures or disruptions in our electronic delivery systems and the Internet;

•                  liability and/or damage to our reputation as a result of some of our pending litigation;

•                  liability related to the storage of personal information about our users;

•                  general industry conditions and competition, including global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles;

•                  the impact of market volatility on revenue from asset-based fees;

•                  failing to maintain and protect our brand, independence, and reputation;

•                  changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and

•                  challenges faced by our operations outside the United States, including the concentration of development work at our offshore facilities in China and India.

Investor Questions and Answers: February 6, 2015

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through February 4, 2015. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Advisor Software

1.             Do your advisor-targeted products (Morningstar Advisor Workstation and Morningstar Office) offer advisors software or features that they are unable to get from competitor software products?  What is your competitive advantage in this area?

One major differentiator is Morningstar’s proprietary research, ratings, and data. We have more than 200 analysts globally and build our own databases covering approximately 500,000 investments. In fact, many other software firms license portions of this data from us to power their solutions. Most of our competitors do not provide their own research and data, and we believe our proprietary research and tools provide a “shared language” of investing that helps us build strong relationships with financial advisors and connect them with their clients.

While there are many niche players in advisor software that focus on specific areas, our comprehensive, integrated set of solutions provides a competitive advantage. We’ve been building out more capabilities to help advisors with all aspects of their daily workflow. For example, we recently added integrations to create connections between our products and leading third-party applications including Redtail CRM, eMoney Advisor’s wealth-planning platform, MoneyGuidePro, Schwab’s OpenView Gateway, and Advicent.

Our recent acquisition of ByAllAccounts, which provides data aggregation technology for financial applications, also strengthens our efforts to support advisors’ daily workflow needs. We’re now able to integrate positional and transactional assets that are “held away” from the advisor’s book of business at other banks, advisory firms, or online brokerages so advisors can build more comprehensive investment proposals and deliver more value to their clients.

Finally, we offer portfolio construction and monitoring tools, including asset allocation frameworks and holdings-based attribution analysis, through Morningstar Direct. Because most of our competitors don’t provide similar tools, Morningstar Direct has become increasingly popular among financial advisors.

Retirement Solutions

2.             What is your competitive edge in winning RFP’s for retirement solutions business versus peers?

Who are your largest competitors in this space and what can you offer that they cannot?

For managed retirement accounts (the largest portion of our retirement business), we compete primarily with Financial Engines and Guided Choice. We also provide custom target-date funds, where we compete with firms such as BlackRock, Russell, and JP Morgan, and fiduciary services, where we compete with Wilshire and Mesirow.

While we compete with different companies in specific areas of our retirement business, we believe we’re uniquely positioned as the only company that offers a full range of scalable, customizable retirement solutions. Most of our competitors focus on a specific area by providing managed retirement accounts, custom target-date funds, fiduciary services, but not all three. Because of the breadth of our capabilities—as well as our access to other Morningstar offerings such as Investment Profiles, data, and research—we can design and bundle solutions to better meet the unique needs of our clients.

We believe the Morningstar brand also gives us a competitive edge, as our retirement offerings are backed by a brand that retirement plan participants, providers, plan sponsors, and consultants recognize and trust.

Our proprietary investment research is another important element that sets us apart. Our investment process incorporates a patented lifetime asset allocation methodology, which addresses the relationship between human capital and financial capital, to determine an appropriate asset allocation and risk level. We recently published new research extending this methodology to examine how job, home location, and pension benefits, such as Social Security, affect an investor’s optimal asset allocation. We’ve developed research on “Gamma,” which quantifies the additional expected retirement income that comes from making better financial planning decisions.

We don’t just rely on our existing research methodologies, but continuously work to find new ways to improve the investment outcomes of investors. We use our research innovations to improve our methodologies and continuously enhance our retirement offerings.

Finally, with our recent acquisition of HelloWallet, we plan to incorporate holistic advice to address the market need for a more comprehensive retirement offering. We believe there’s a significant opportunity in the retirement industry to develop a platform that can bring into focus an employee’s entire financial and investment picture and deliver a unique and highly personalized managed investment solution.

Capital Expenditures

3.             Your capital expenditures have been very high over the past 2 years compared to historical levels. Is this due to higher capitalized software development costs related to your recent software upgrade/IT infrastructure projects? Do you expect your capital expenditures to decrease to a more normal rate once these projects are finished?

The higher level of capital spending (particularly in 2014) reflects a few main factors.

First, the 2014 figure includes approximately $11 million of payments made in early 2014 for work that was completed during 2013.

Second, the amount of capitalized software development has increased to reflect ongoing enhancements as well as new development of upgraded software platforms, as shown in the table below:

$mil	2011	2012	2013	Nine months ended Sept. 30, 2014
Capitalized software development (included in capital expenditures)	$5.3	$8.5	$8.1	$13.6
Capital expenditures (total)	$23.3	$30.0	$33.6	$42.8

Third, we’ve made significant investments in both hardware and software for our U.S. and non-U.S. operations, which contributed to higher capital spending in 2013 and 2014. We’ve also had additional expense related to office build-outs, which increased capital spending in 2014.

We expect to continue making capital expenditures going forward, but we don’t give specific projections about the level of future capital expenditures.

Deferred Revenue

4.             My understanding is that ~80% of your revenues are recurring and mostly subscription based revenues. From 2009 to September 2014 you have increased the revenue by 55% in total or ~9% CAGR. Usually I would have assumed that (stable mix and unchanged billing assumed) the deferred revenue should go hand in hand with actual revenues, but deferred revenue has not really changed in recent years. What are the main drivers/reasons behind the stagnant deferred revenues?

The deferred revenue balance has not grown at the same pace as revenue for a couple of reasons.

First, it’s helpful to look at deferred revenue in conjunction with accounts receivable, which has grown more in line with revenue over the period you mentioned. Our accounts receivable balance is affected by the speed with which we can collect from our clients, but it also contains some unbilled transactions, which represent amounts for which we have provided services and recognized revenue but have not generated an invoice to the client. There are a variety of reasons for this timing difference, including our investment management business and the basis point fees it receives on assets under management; certain contracts that are billed in arrears; and routine cycle times in processing transactions. The unbilled portion of accounts receivable has grown from roughly 19% of accounts receivable in 2009 to approximately 26% in 2014.

In addition, we’re issuing more quarterly and monthly invoices versus up-front, annual invoices. This has occurred over time and again shifts amounts being recognized in revenue from the deferred revenue account to the accounts receivable balance. For example, Principia, our subscription-based research software for financial advisors, was formerly one of our largest products. As we’ve migrated Principia subscribers to Morningstar Advisor Workstation and other products that meet their needs, we have less subscription-based revenue contributing to the deferred revenue balance.

Finally, the recent strength of the U.S. dollar versus many other currencies has also reduced the deferred revenue balance, as we use period-end exchange rates to translate the value of assets and liabilities for all of our non-U.S. subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: February 6, 2015	By:	/s/ Stéphane Biehler
Stéphane Biehler
Chief Financial Officer